FOR IMMEDIATE RELEASE
Contact:   John P. McBride
(765) 962-9587

West End Indiana Bancshares, Inc. and West End Bank, s.b. Announce Retirement of President and Chief Executive Officer and Appointment of New President and Chief Executive Officer

Richmond, Indiana, November 25, 2014 – West End Indiana Bancshares, Inc. (the “Company”) (OTCBB: WEIN) and its wholly owned subsidiary, West End Bank, s.b. (the “Bank”), announced the retirement of John P. McBride as President and Chief Executive Officer of the Company and the Bank effective January 2, 2015.  Upon his retirement, Mr. McBride will remain as Chairman of the Boards of Directors of both the Company and the Bank.

On November 25, 2014, the Company also announced the appointment of Timothy R. Frame as President and Chief Executive Officer of the Company and the Bank effective January 2, 2015.  Since March 2013, Mr. Frame has served as Executive Vice President, Chief Operating Officer and Chief Credit Officer of the Company and prior to these appointments Mr. Frame served as Senior Vice President, Director of Retail Services and Chief Credit Officer of the Bank.  Mr. Frame has been employed by the Bank since 2003, and has more than 25 years of banking experience.

The Board believes that Mr. Frame has outstanding drive, strategic thinking and operational experience, including extensive experience in commercial and retail lending, to lead the Company and the Bank into the future, and unanimously voted to appoint him President and Chief Executive Officer, effective January 2, 2015.

Mr. Frame was recruited to the Bank by Mr. McBride and during his tenure has worked closely with the Board on all issues affecting the Company’s and the Bank’s strategy and performance. Additionally, Mr. Frame is supported by an excellent team of senior executives.

Mr. Rick Ahaus, Lead Director of the Company said, “The Board is pleased to appoint someone of Tim’s caliber and experience.  Having worked closely with Tim and John throughout the past eleven years, I know we have the right individual to fill “some pretty big shoes” and move the Company to its next level of success.”

Mr. Ahaus, speaking on behalf of all the directors, added, “We hired John McBride eleven years ago to serve as President and CEO of West End Bank, s.b. We knew we had to become a full service community bank in order to remain competitive and serve our communities.  John brought us the vision, the drive and commitment to achieve our goals.  He began that mission in September of 2003.  John’s major financial accomplishments include:

	September 2003	September 2014**
Total Assets:	$140.6 million	$257.7 million
Total Deposits:	$109.5 million	$201.7 million
Net Loans/Leases:	$110.4 million	$187.3 million
Return on Assets:	0.25%	0.52%
Return on Equity:	2.41%	$4.49%
Efficiency Ratio:	86.15%	66.71%
	**2014 results include holding company

“In January of 2012, John led our successful transition to a stock company and our formation of a holding company.  As a part of this transaction, we raised just under $14.0 million in new capital.  We believe that the conversion to a stock company and the additional capital positions the Company for its future opportunities and challenges.  We also began paying dividends to our shareholders in December of 2012 and have paid eight consecutive quarterly dividends since that period.”

“One of the keys to John’s and the Company’s success has been his leadership in community affairs. Over the past few years, John has served our community as follows:  Past Chairman of the Board of the Chamber of Commerce; Past Chairman of the Board of the Reid Hospital Foundation; Chair of the Finance Committee and board member of the Executive Committee of Reid Hospital and Health Care Services; Mayoral appointment to the Wayne County Economic Development Commission; member of the Mayoral Economic Vitality Committee.  In addition, John currently serves or has served as a Board Member and Trustee of the Boys and Girls Club of Wayne County, The Starr-Gennett Foundation, Wayne County Foundation and Richmond Symphony Orchestra.”

“We are fortunate and pleased that John has agreed to continue to serve as Chairman of the Boards of both the Company and the Bank.  In addition to his continued service leading the Boards, we expect that he will continue to be an active contributor to our community. We wish him and his wife, Sheila, continued happiness and a well-deserved retirement.”